Exhibit 99.1

news release

Executive Offices	For Further Information Contact:
One Parkway North Blvd.
Suite 100
Deerfield, IL 60015-2559	Richard W. Gochnauer
President and Chief Executive Officer
or
Victoria Reich
Sr. Vice President and Chief Financial Officer
United Stationers Inc.
(847) 627-7000

FOR IMMEDIATE RELEASE

UNITED STATIONERS REPORTS THIRD QUARTER 2007 RESULTS

DEERFIELD, Ill., Oct. 30, 2007 — United Stationers Inc. (NASDAQ: USTR) reported record third quarter 2007 net sales, continued margin improvement and strong operating cash flow.

Financial Highlights

•

GAAP diluted earnings per share for the third quarter of 2007 were $1.00, versus $1.26 in the prior-year quarter. Adjusted for one-time items in 2006, diluted earnings per share rose 20% from $0.83(1) to $1.00.

•

Year-to-date GAAP diluted earnings per share were $2.73, compared with $3.11 in the same period last year. Excluding the one-time items discussed below, year-to-date diluted earnings per share were up 27% to $2.76(1) from $2.17(1) in the prior-year period.

•	Net sales for the third quarter of 2007 were $1.2 billion, up 1.5% compared to the same period last year.
•

Gross margin, on a GAAP basis for the third quarter of 2007, was 14.8% of sales, compared with 16.4% of sales for the same period last year. Adjusted for one-time items in 2006, gross margin was up 0.3% to 14.8% from last year’s 14.5%(1).

•	Third quarter 2007 operating margin, on a GAAP basis, was 4.4%, versus 5.9% in the prior-year quarter. Adjusted for one-time items in 2006, operating margin improved from 4.0%(1) to 4.4%.
•

Net cash provided by operating activities for the latest nine months ended September 30, 2007 totaled $243.3 million versus a use of $17.0 million in the same period last year. Excluding the impact of the accounts receivable sold, net cash provided by operating activities for the nine months ended September 30, 2007, reached a record $228.3 million(1).

•	Share repurchases totaled 2.5 million shares for $150 million in the third quarter of 2007, bringing year-to-date repurchases to 5.1 million shares for $301.7 million.

“We are pleased with our results for both the third quarter and first nine months of 2007,” said Richard W. Gochnauer, president and chief executive officer. “Our performance reflects ongoing margin management, cost-savings initiatives, and disciplined working capital management. While sales growth across the industry has slowed, we are confident that the actions we are taking will enable us to deliver another year of strong financial performance.”

Solid Third Quarter Performance

Sales in the third quarter of 2007 rose $18.1 million, representing a 1.5% increase over the prior-year quarter.  Growth in the janitorial and breakroom, office products and office furniture categories were partially offset by lower technology sales.

Gross margin as a percent of sales for the third quarter was 14.8%, compared with 16.4% in the prior-year quarter.  During the third quarter of 2006, gross margin was positively affected by changes related to the company’s product content syndication program and certain marketing programs.  Excluding these one-time items, gross margin in the third quarter of 2006 was 14.5%(1).

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Operating expenses for the third quarter of 2007 were $123.9 million or 10.4% of sales, compared with $123.0 million or 10.5% in the same quarter last year.  These results reflect ongoing progress on cost containment, including War on Waste (WOW2) initiatives.

Operating margin for the quarter ended September 30, 2007, was 4.4%, versus 5.9% in the third quarter of 2006.  Third quarter 2006 operating margin adjusted for the one-time benefits previously noted was 4.0%(1).

Diluted earnings per share for the third quarter of 2007 were $1.00, compared with $1.26 in the prior-year quarter, which benefited from one-time product content syndication and marketing program income of $0.43(1) per diluted share.  Excluding these benefits, diluted earnings per share were up 20% from last year’s $0.83(1).

Strong Nine-Month Results

Net sales for the nine months ended September 30, 2007, were $3.5 billion, up 2.7% compared with net sales of $3.4 billion in the same period last year.  Year-to-date net income was $78.9 million, or $2.73 per diluted share, compared with $98.6 million, or $3.11 per diluted share, in the comparable prior-year period.  Adjusted diluted earnings per share were up 27% to $2.76(1) from last year’s $2.17(1), excluding the one-time benefits noted above and for other one-time effects previously disclosed.

Positive Cash Flow and Debt Trends

Net cash provided by operating activities totaled $243.3 million for the nine months ended September 30, 2007, versus a use of $17.0 million in the comparable prior-year period.  Excluding the effects of accounts receivable sold, net cash provided by operating activities for the nine-month period in 2007 was $228.3 million(1), compared with a use of $17.0 million(1) in the prior-year period.  Cash flow used in investing activities totaled $11.6 million in the nine-month period of 2007.  Capital spending for 2007 is expected to be in the range of $20 million to $25 million and the company’s target for 2008 capital spending is approximately $30 million.

Outstanding debt totaled $150.7 million at September 30, 2007, up $31.3 million from the same time last year.  Outstanding debt plus securitization financing totaled $390.7 million(1) at the quarter’s end, up $46.3 million(1) during the past 12 months.  The higher level of debt primarily reflects share repurchases, which totaled $336.5 million in the last 12-month period.  As previously announced, the company issued $135 million of notes in a private placement on October 15, 2007.  The proceeds supplement the company’s financing capacity.

“The balance sheet and cash flow have been a high priority, and we are proud of our significant progress.  Inventory initiatives are paying off, and accounts payable have benefited from our continued focus as well as some timing factors.  We expect a seasonal use of cash over the balance of the year, as usual, but will continue to focus on working capital discipline,” said Gochnauer.

Active Share Repurchase Program

                During the 2007 third quarter, approximately 2.5 million shares were repurchased for $150.0 million. Through the first nine months of 2007, the company repurchased 5.1 million shares for $301.7 million. At October 29, 2007, United Stationers had 25.1 million shares outstanding with approximately $105 million remaining under the share repurchase authorization from the company’s board of directors.

Outlook

                Fourth quarter sales to-date, on equivalent selling days, are trending flat compared with the prior-year period.  “While market conditions have weakened, we remain confident that our focus on profitable sales growth at the expense of some low margin sales, combined with ongoing margin management, cost improvement and balance sheet initiatives, position us to deliver robust cash flow and record 2007 adjusted earnings per share,” stated Gochnauer.  “Continued focus on these value drivers will enable us to deliver on our commitment to long term shareholder value creation.”

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Conference Call

United Stationers will hold a conference call followed by a question and answer session on Wednesday,
October 31, at 10:00 a.m. CT, to discuss third quarter results. To participate, callers within the U.S. and Canada should dial (800) 798-2796 and international callers should dial (617) 614-6204 approximately 10 minutes before the presentation.  The passcode is “58326939.”  To listen to the webcast, participants should visit the Investor Information section of the company’s Web site at www.unitedstationers.com several minutes before the event is broadcast and follow the instructions provided to ensure that the necessary audio application is downloaded and installed.  This program is provided at no charge to the user.  In addition, interested parties can access an archived version of the call, also located on the Investor Information section of United Stationers’ Web site, about two hours after the call ends and for at least the following two weeks.  This news release, along with other information relating to the call, will be available on the Investor Information section of the Web site.

Forward-Looking Statements

This news release contains forward-looking statements, including references to goals, plans, strategies, objectives, projected costs or savings, anticipated future performance, results or events and other statements that are not strictly historical in nature. These statements are based on management’s current expectations, forecasts and assumptions. This means they involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied here. These risks and uncertainties include, but are not limited to the following: United’s ability to effectively manage its operations and to implement general cost-reduction and margin-enhancement initiatives; United’s reliance on key customers, and the business, credit and other risks inherent in continuing or increased customer concentration; United’s reliance on independent dealers for a significant percentage of its net sales and therefore the importance of the continued independence, viability and success of these dealers; continuing or increasing competitive activity and pricing pressures within existing or expanded product categories, including competition from product manufacturers who sell directly to United’s customers; prevailing economic conditions and changes affecting the business products industry and the general economy; United’s reliance on key suppliers; the impact of variability in supplier pricing, allowance programs, promotional incentives and other terms, conditions and policies; the impact of variability in customer and end-user demand patterns on United’s product offerings and sales mix and, in turn, on customer rebates payable and supplier allowances earned by United;  United’s ability to maintain its existing information technology systems and to successfully procure and implement new systems without business disruption or other unanticipated difficulties or costs; United’s ability to effectively identify, consummate and integrate acquisitions; United’s reliance on key management personnel, both in day-to-day operations and in execution of new business initiatives; and the effects of hurricanes, acts of terrorism and other natural or man-made disruptions.

Shareholders, potential investors and other readers are urged to consider these risks and uncertainties in evaluating forward-looking statements and are cautioned not to place undue reliance on the forward-looking statements. For additional information about risks and uncertainties that could materially affect United’s results, please see the company’s Securities and Exchange Commission filings.  The company does not undertake to update any forward-looking statement, and investors are advised to consult any further disclosure by United on this matter in its filings with the Securities and Exchange Commission and in other written statements it makes from time to time. It is not possible to anticipate or foresee all risks and uncertainties, and investors should not consider any list of risks and uncertainties to be exhaustive or complete.

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Company Overview

United Stationers Inc. is North America’s largest broad line wholesale distributor of business products, with net sales for 2006 of $4.5 billion.  The company’s network of 62 distribution centers allows it to offer nearly 46,000 items to its approximately 20,000 reseller customers.  This network, combined with United’s depth and breadth of inventory in technology products, traditional business products, office furniture, janitorial and sanitation products, and foodservice consumables, enables the company to ship products overnight to more than 90% of the U.S. and major cities in Mexico. United’s focus on fulfillment excellence has given it an average line fill rate of better than 97%, a 99.5% order accuracy rate, and a 99% on-time delivery rate.  For more information, visit www.unitedstationers.com.

The company’s common stock trades on the NASDAQ Global Select Market under the symbol USTR.

(1) This is non-GAAP information.  A reconciliation of these items to the most comparable GAAP measures is presented at the end of this news release.  Except as noted, all references within this news release to financial results are presented in accordance with U.S. Generally Accepted Accounting Principles.

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United Stationers Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(in thousands, except per share data)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Net sales	$1,191,956	$1,173,827	$3,526,477	$3,433,150
Cost of goods sold	1,015,670	981,835	3,000,452	2,876,213
Gross profit	176,286	191,992	526,025	556,937

Operating expenses:
Warehousing, marketing and administrative charges	123,860	122,992	374,215	382,032
Restructuring charge (reversal)	—	—	1,378	(3,522)

Total operating expenses	123,860	122,992	375,593	378,510

Operating income	52,426	69,000	150,432	178,427

Interest expense, net	2,664	2,038	7,831	4,720

Other expense, net	3,695	3,430	10,754	9,418

Income from continuing operations before income taxes	46,067	63,532	131,847	164,289

Income tax expense	18,560	24,317	52,992	62,726

Income from continuing operations	27,507	39,215	78,855	101,563

Income (loss) from discontinued operations, net of tax	—	3	—	(2,944)

Net income	$27,507	$39,218	$78,855	$98,619

Net income per common share - diluted:
Net income per share — continuing operations	$1.00	$1.26	$2.73	$3.20
Loss per common share — discontinued operations	—	—	—	(0.09)
Net income per share — diluted	$1.00	$1.26	$2.73	$3.11
Weighted average number of common shares — diluted	27,597	31,062	28,874	31,707

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United Stationers Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(dollars in thousands, except share data)

	September 30,		As of
	2007	2006	Dec. 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$11,923	$17,176	$14,989
Accounts receivable, net	291,901	267,587	273,893
Retained interest in receivables sold, net*	147,580	142,370	107,149
Inventories	575,611	631,608	674,157
Other current assets	36,706	35,322	36,671
Current assets of discontinued operations	—	267	—
Total current assets	1,063,721	1,094,330	1,106,859

Property, plant and equipment, net	164,223	187,612	181,478
Intangible assets, net	24,841	29,300	26,756
Goodwill, net	225,816	225,759	225,816
Other long-term assets	16,195	13,914	12,485
Total assets	$1,494,796	$1,550,915	$1,553,394

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$479,873	$399,102	$382,625
Accrued liabilities	188,932	162,839	172,195
Deferred credits	1,266	2,357	483
Current liabilities of discontinued operations	—	456	—
Total current liabilities	670,071	564,754	555,303

Deferred income taxes	12,218	19,658	17,044
Long-term debt	150,700	119,400	117,300
Other long-term liabilities	54,994	58,306	62,807
Total liabilities	887,983	762,118	752,454

Stockholders’ equity:
Common stock, $0.10 par value; authorized - 100,000,000shares, issued - 37,217,814 shares in 2007 and 2006	3,722	3,722	3,722
Additional paid-in capital	371,533	355,266	360,047
Treasury stock, at cost — 11,652,116 and 6,751,575 shares at September 30, 2007 and 2006, respectively and 7,172,932 shares at December 31, 2006	(583,773)	(271,821)	(297,815)
Retained earnings	830,952	716,728	750,322
Accumulated other comprehensive loss	(15,621)	(15,098)	(15,336)
Total stockholders’ equity	606,813	788,797	800,940
Total liabilities and stockholders’ equity	$1,494,796	$1,550,915	$1,553,394

* The September 30, 2007 and 2006 and December 31, 2006 accounts receivable balances do not include $240.0 million, $225.0 million and $225.0 million, respectively, of accounts receivable sold through a securitization program.

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United Stationers Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

	For the Nine Months Ended Sept.30,
	2007	2006
Cash Flows From Operating Activities:
Net income	$78,855	$98,619
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	32,251	27,552
Share-based compensation	6,576	5,855
Write-off of capitalized software development costs	—	6,501
Loss on sale of Canadian Division	—	5,912
Write down of assets held for sale	546	—
Loss (gain) on the disposition of plant, property and equipment	136	(5,667)
Amortization of capitalized financing costs	547	609
Excess tax benefits related to share-based compensation	(5,480)	(3,457)
Deferred income taxes	(4,826)	(10,642)
Changes in operating assets and liabilities, excluding the effects of acquisitions and divestitures:
Increase in accounts receivable, net	(18,108)	(40,900)
Increase in retained interest in receivables sold, net	(40,431)	(25,832)
Decrease in inventory	98,443	33,793
Increase in other assets	(7,592)	(6,633)
Increase in accounts payable	120,751	7,827
Decrease in checks in-transit	(23,554)	(54,379)
Increase (decrease) in accrued liabilities	9,108	(6,898)
Increase (decrease) in deferred credits	783	(49,381)
(Decrease) increase in other liabilities	(4,722)	88
Net cash provided by (used in) operating activities	243,283	(17,033)
Cash Flows From Investing Activities:
Sale of Canadian Division	1,295	13,160
Capital expenditures	(12,864)	(40,204)
Proceeds from the disposition of property, plant and equipment	9	14,718
Net cash used in investing activities	(11,560)	(12,326)
Cash Flows From Financing Activities:
Net borrowings under Revolving Credit Facility	33,400	98,400
Net proceeds from the exercise of stock options	28,640	17,171
Acquisition of treasury stock, at cost	(301,679)	(89,940)
Excess tax benefits related to share-based compensation	5,480	3,457
Payment of debt issuance costs	(631)	—
Net cash (used in) provided by financing activities	(234,790)	29,088
Effect of exchange rate changes on cash and cash equivalents	1	32
Net change in cash and cash equivalents	(3,066)	(239)
Cash and cash equivalents, beginning of period	14,989	17,415
Cash and cash equivalents, end of period	$11,923	$17,176

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United Stationers Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

Debt to Total Capitalization

(dollars in thousands)

	September 30,
	2007	2006	Change
Long-term debt	$150,700	$119,400	$31,300
Accounts receivable sold	240,000	225,000	15,000
Total debt and securitization (adjusted debt)	390,700	344,400	46,300
Stockholders’ equity	606,813	788,797	(181,984)
Total capitalization	$997,513	$1,133,197	(135,684)

Adjusted debt to total capitalization	39.2%	30.4%	8.8%

Note: Adjusted debt to total capitalization is provided as an additional liquidity measure. Generally Accepted Accounting Principles require that accounts receivable sold under the company’s receivables securitization program be reflected as a reduction in accounts receivable and not reported as debt.  Internally, the company considers accounts receivable sold to be a financing mechanism. The company believes it is helpful to provide readers of its financial statements with a measure that adds accounts receivable sold to debt, and calculates debt to total capitalization on that basis.

Adjusted Cash Flow

(in thousands)

	For the Nine Months Ended September 30,
	2007	2006
Cash Flows From Operating Activities:
Net cash provided by (used in) operating activities	$243,283	$(17,033)
Excluding the change in accounts receivable sold	(15,000)	—
Net cash provided by (used in) operating activities excluding the effects of accounts receivable sold	$228,283	$(17,033)

Cash Flows From Financing Activities:
Net cash (used in) provided by financing activities	$(234,790)	$29,088
Including the change in accounts receivable sold	15,000	—
Net cash (used in) provided by financing activities including the effects of accounts receivable sold	$(219,790)	$29,088

Note: Net cash provided by (used in) operating activities, excluding the effects of accounts receivable sold is presented as an additional liquidity measure. Generally Accepted Accounting Principles require that the cash flow effects of changes in the amount of accounts receivable sold under the company’s receivables securitization program be reflected within operating cash flows. Internally, the company considers accounts receivable sold to be a financing mechanism and not a source of cash flow related to operations.  The company believes it is helpful to provide readers of its financial statements with operating cash flows adjusted for the effects of changes in accounts receivable sold.

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United Stationers Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

Adjusted Operating Income and Earnings Per Share

 (in thousands, except per share data)

	For the Three Months Ended September 30,
	2007		2006
		% to		% to
	Amount	Net Sales	Amount	Net Sales

Sales	$1,191,956	100.00%	$1,173,827	100.00%

Gross profit	$176,286	14.79%	$191,992	16.35%
Product content syndication/marketing programs	—	—	(21,618)	-1.84%
Adjusted gross profit	$176,286	14.79%	$170,374	14.51%

Operating expenses	$123,860	10.39%	$122,992	10.48%

Operating income	$52,426	4.40%	$69,000	5.88%
Gross profit item noted above	—	—	(21,618)	-1.84%
Adjusted operating income	$52,426	4.40%	$47,382	4.04%

Net income per share - diluted	$1.00		$1.26
Per share gross profit item noted above	—		(0.43)
Adjusted net income per share - diluted	$1.00		$0.83

Adjusted net income per diluted share growth rate over the prior year period	20%

Weighted average number of common shares - diluted	27,597		31,062

Note: Adjusted Operating Income and Earnings per Share excluding the one-time effects of product content syndication/marketing programs. Generally Accepted Accounting Principles require that the effects of these items be included in the Condensed Consolidated Statements of Income.  The company believes that excluding these items is an appropriate comparison of its ongoing operating results to last year and that it is helpful to provide readers of its financial statements with a reconciliation of these items to its Condensed Consolidated Statements of Income reported in accordance with Generally Accepted Accounting Principles.

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United Stationers Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

Adjusted Operating Income and Earnings Per Share

 (in thousands, except per share data)

	For the Nine Months Ended September 30,
	2007		2006
		% to		% to
	Amount	Net Sales	Amount	Net Sales

Sales	$3,526,477	100.00%	$3,433,150	100.00%

Gross profit	$526,025	14.92%	556,937	16.22%
Product content syndication	—	—	(49,422)	-1.44%
Adjusted gross profit	$526,025	14.92%	$507,515	14.78%

Operating expenses	$375,593	10.65%	$378,510	11.02%
Gain on sale of distribution centers	—	—	6,665	0.19%
Write-off of capitalized software	—	—	(6,745)	-0.19%
Restructuring (charge) reversal	(1,378)	-0.04%	3,522	0.11%
Adjusted operating expenses	$374,215	10.61%	$381,952	11.13%

Operating income	$150,432	4.27%	$178,427	5.20%
Gross profit item noted above	—	—	(49,422)	-1.44%
Operating expense items noted above	1,378	0.04%	(3,442)	-0.11%
Adjusted operating income	$151,810	4.31%	$125,563	3.65%

Net income per share - diluted	$2.73		$3.11
Per share gross profit item noted above	—		(0.96)
Per share operating expense items noted above	0.03		(0.07)
Add back loss on discontinued operations	—		0.09
Adjusted net income per share - diluted	$2.76		$2.17

Adjusted net income per diluted share growth rate over the prior year period	27%

Weighted average number of common shares - diluted	28,874		31,707

Note: Adjusted Operating Income and Earnings per Share excluding the one-time effects of product content syndication/marketing programs, the gain on the sale of two distribution centers, the write-off of capitalized software, restructuring charges and reversals and the loss on the discontinued operations of the Canadian Division.  Generally Accepted Accounting Principles require that the effects of these items be included in the Condensed Consolidated Statements of Income.  The company believes that excluding these items is an appropriate comparison of its ongoing operating results to last year and that it is helpful to provide readers of its financial statements with a reconciliation of these items to its Condensed Consolidated Statements of Income reported in accordance with Generally Accepted Accounting Principles.

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